Exhibit 99.1

Contacts:

MEDIA:	INVESTORS/ANALYSTS:
Alison Wertheim	Rich Fowler
Charles Schwab	Charles Schwab
Phone: 415-667-0475	Phone: 415-667-1841

Schwab Completes Acquisition of optionsXpress

SAN FRANCISCO, Sept. 1, 2011 — The Charles Schwab Corporation (NYSE: SCHW) today announced the completion of its acquisition of optionsXpress Holdings, Inc.

“We’re excited to welcome optionsXpress clients to Schwab, and to be able to introduce the impressive options and futures capabilities of the derivatives trading leader to our clients,” said Walt Bettinger, Schwab President and Chief Executive Officer.

“We’re extremely pleased to join the Schwab family, and look forward to creating an even more robust trading and investing experience for the clients of both companies,” said David Fisher, optionsXpress President and Schwab Senior Vice President.

As of June 30th, optionsXpress had 397,400 client accounts, $8.4 billion in client assets and a 12 month average of 44,900 daily average revenue trades. Schwab operates one of the nation’s largest brokerage firms in terms of client assets, which totaled $1.66 trillion as of June 30, 2011 and serves more than 10 million individual, independent advisor client and retirement plan participant accounts with a wide range of financial products and full-service investment help and advice.

To immediately access its advanced trading features, platform innovations and educational resources, Schwab clients can open an optionsXpress account.

According to Andy Gill, Chief Operating Officer of Investor Services, the division that optionsXpress is joining, “Work is now underway to create a combined set of capabilities so clients will be able to log on to Schwab.com to see their optionsXpress account balances and easily move money between accounts.” Gill cited optionsXpress’ All-In-One Trade Ticket, which enables trading from a single, easy-to-use trade ticket, three- and four-legged options trading online, portfolio margining and futures trading as examples of new trading capabilities that are now available to Schwab clients through optionsXpress.

About Charles Schwab

The Charles Schwab Corporation (NYSE:SCHW) is a leading provider of financial services, with more than 300 offices and 8.2 million client brokerage accounts, 1.44 million corporate retirement plan participants, 754,000 banking accounts, and $1.65 trillion in client assets. Through its operating subsidiaries, the company provides a full range of securities brokerage, banking, money management and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiary, Charles Schwab & Co., Inc. (“Schwab”) (member SIPC, www.sipc.org), and affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its banking subsidiary, Charles Schwab Bank (member FDIC and an Equal Housing Lender), provides banking and mortgage services and products. More information is available at www.schwab.com and www.aboutschwab.com. (0911-5565)

Options carry a high level of risk and are not suitable for all investors. Certain requirements must be met to trade options through Schwab. Multiple leg option strategies will involve multiple commissions. Please read the options disclosure document titled “Characteristics and Risks of Standardized Options.”

Futures trading carries a high level of risk and is not suitable for all investors. Certain requirements must be met to trade futures. Please read the Risk Disclosure Statement for Futures and Options before considering any futures transactions.

Please review the optionsXpress Risks page for specific disclosures and other information about Portfolio Margin.

Charles Schwab & Co., Inc. (Member SIPC) (“Schwab”) and optionsXpress, Inc. (Member SIPC) (“optionsXpress”) are separate but affiliated companies and subsidiaries of The Charles Schwab Corporation.

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